Exhibit 12

Steward Realty Trust, Inc.

9679 Myrtle Grove Lane

Easton, Maryland 21601

December 21, 2018

To the Board of Directors:

We are acting as counsel to Steward Realty Trust, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 5,000,000 shares of the Company's Class A Common Stock

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated articles of incorporation, as amended, and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Class A Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

By Jeanne Campanelli, Partner